Exhibit 99.1
PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Reports Fourth Quarter
and Full Year Financial Results; Provides 2020 Outlook

(Tampa, FL, February 18, 2020) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months and full year ended December 29, 2019.

Business Highlights

Fourth Quarter 2019 versus Fourth Quarter 2018

•	Net sales increased 1% to $531 million versus $528 million.

•
Net income attributable to the Company decreased to $2 million from $12 million. Net income includes charges of $12 million related to our previously announced restructuring plans and a $4 million pension settlement charge.

•	Adjusted EBITDA* increased to $62 million from $58 million.

Full Year 2019 versus Full Year 2018

•	Net sales were $2.18 billion, approximately flat compared to $2.17 billion in the prior year.

•
Net income attributable to the Company decreased to $45 million from $93 million. Net income includes charges of $32 million related to our previously announced restructuring plans, $11 million related to debt extinguishment costs and a $4 million pension settlement charge.

•	Adjusted EBITDA* increased to $283 million from $268 million.

•	Repurchased $60 million of common shares.

"I am pleased that we finished the year strong, with adjusted EBITDA* margin expansion for the fourth consecutive quarter and year-on-year net sales turning positive in the quarter,” said Howard Heckes, President and CEO. “The organization’s focus on continuous improvement has allowed us to largely offset higher operational expenses and the impact of tariffs and deliver on our margin improvement initiatives. As we enter 2020, we remain committed to service and quality excellence as we begin to focus on Doors That Do More."

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

masonite.com

Fourth Quarter 2019 Discussion
Net sales increased 1% to $531 million in the fourth quarter of 2019, from $528 million in the comparable period of 2018. The growth in net sales was a result of a 5% increase in average unit price (AUP), partially offset by a 3% decrease in base volumes and a 1% decrease in sales volume from the net impact of acquisitions and divestitures. Foreign exchange had no impact on net sales in the quarter.

•
North American Residential net sales were $359 million, a 3% increase over the fourth quarter of 2018, driven by a 4% increase in AUP and a 1% increase in sales volume from the BWI acquisition. These increases were partially offset by a 2% decrease in base volume due to inventory management at our retail customers.

•
Europe net sales were $80 million, an 11% decrease from the fourth quarter of 2018, due to a 9% volume decline from the divestiture of non-core businesses, an 8% decrease in base volumes and a 1% negative impact from foreign exchange. These decreases were partially offset by 6% higher AUP and a 1% increase in the sale of components and other products.

•
Architectural net sales were $86 million, a 4% increase from the fourth quarter of 2018, driven by 8% higher AUP. These gains were partially offset by a 2% decrease in base volume and 2% lower sales of components and other products.

Total company gross profit increased 16% to $111 million in the fourth quarter of 2019, from $95 million in the comparable period of 2018. Gross profit margin increased 290 basis points to 20.9%, driven by higher AUP and operational productivity, partially offset by the impact of lower volume and higher material costs due to tariffs.

Selling, general and administration expenses (SG&A) of $77 million were up $15 million, or 25%, compared to the fourth quarter of 2018. The increase was primarily driven by higher personnel costs, including incentive compensation, and additional legal costs and professional fees. SG&A as a percentage of net sales was 14.4%, a 270 basis point increase compared to the fourth quarter of 2018.

Masonite had $2 million of net income in the fourth quarter of 2019, a decrease of $11 million from the prior year, primarily due to a $12 million charge related to previously announced restructuring plans. Adjusted EBITDA* increased to $62 million in the fourth quarter of 2019 from $58 million in the fourth quarter of 2018.

Diluted earnings per share were $0.06 in the fourth quarter of 2019 compared to $0.46 in the comparable 2018 period. Diluted adjusted earnings per share* were $0.69 in the fourth quarter of 2019 compared to $0.68 in the comparable 2018 period. Diluted adjusted earnings per share excludes the impact of $12 million in charges, related to previously announced restructuring plans, and $4 million related to a pension settlement.

Masonite repurchased 22,110 of its common shares in the fourth quarter, at an average price of $70.77.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Full Year Discussion
Net sales were $2,177 million in the year ended December 29, 2019, essentially flat compared to $2,170 million in the comparable period of 2018. The flat net sales were the result of a 5% increase in AUP and a 2% increase in sales volume from the net impact of acquisitions and divestitures, which were offset by a 5% decrease in base volumes, a 1% negative impact from foreign exchange and lower sales of components and other products.

•
North American Residential net sales were $1,466 million, a 1% increase over 2018, driven primarily by a 5% increase in AUP and incremental sales volume of 3% from the BWI acquisition in the fourth quarter of 2018. These increases were partially offset by a 6% decrease in base volumes, a less than 1% negative impact from foreign exchange and a less than 1% decline in the sale of components and other products.

•
Europe net sales were $322 million, a 13% decrease from 2018, due to an 8% decrease in sales volume from the net impact of acquisitions and divestitures, a 4% negative impact from foreign exchange, a 4% decline in base volumes and a less than 1% decline in the sale of components and other products. The declines were partially offset by a 4% increase in AUP.

•	Architectural net sales were $365 million, a 13% increase from 2018, driven by a 7% increase in sales volume from acquisitions and a 6% increase in AUP.

Total company gross profit increased 10% to $478 million in 2019, from $435 million in the comparable period of 2018. Gross profit margin increased 180 basis points to 21.9% in 2019, due to higher AUP and improved operational performance, partially offset by the impact of lower volume and higher material costs, primarily due to tariffs, and higher manufacturing wages and benefits.

Selling, general and administration expenses (SG&A) of $311 million were up $44 million, or 17%, compared to 2018. The increase was driven by higher personnel costs, including incentive compensation, additional costs from acquisitions, including resources to facilitate integration, and other expenses, including higher depreciation and amortization and losses related to the divestiture of a non-core business. SG&A as a percentage of net sales was 14.3%, a 200 basis point increase from 2018.

Net income attributable to Masonite decreased to $45 million from $93 million in 2018, due to costs related to our previously announced restructuring plans, debt extinguishment costs, as well as higher SG&A expenses, as discussed above. Adjusted EBITDA* increased to $283 million from $268 million in 2018.

Diluted earnings per share were $1.75 in the 2019 fiscal year compared to $3.33 in the comparable 2018 period. Diluted adjusted earnings per share* were $3.66 in the 2019 fiscal year compared to $3.68 in the comparable 2018 period. Diluted adjusted earnings per share excludes $49 million in charges related to our previously announced restructuring plans, debt extinguishment costs and a pension settlement.

Masonite repurchased 1,170,925 of its common shares at an average price of $51.20, for $60 million in 2019.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

2020 Outlook
The Company expects full-year 2020 net sales growth in the range of 2 to 7 percent, primarily driven by increases in AUP and nominal market growth across all end markets, offset by the negative volume impact of our 2019 divestitures in the UK and the anticipated impact of our previously disclosed North American Residential segment pricing strategy. The Company anticipates a negligible impact from foreign exchange on net sales in 2020.

The Company expects 2020 Adjusted EBITDA* to be in the range of $310 million to $345 million and diluted adjusted earnings per share* of $4.25 to $5.25.

A quantitative reconciliation of Adjusted EBITDA* and diluted adjusted earnings per share* to the corresponding GAAP information is not provided for the 2020 outlook because the GAAP measures that are excluded from Adjusted EBITDA* are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on Wednesday, February 19, 2020, to discuss the 2019 fourth quarter and full year results.

The live audio webcast will begin at 9:00 a.m. EST and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q4'19 Earnings Webcast. It is recommended that listeners log-on at least 10 minutes prior to the start of the call.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through March 4, 2020. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13698098.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 8,500 customers in 60 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2020 outlook, housing and other markets, and the effects of our restructuring and strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

“outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of price increases and customer concentration and consolidation; tariffs and evolving trade policy and friction between the United States and other countries, including China; the impact of anti-dumping and countervailing trade cases; increases in prices of raw materials and fuel; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including anticipating demand for our products, managing disruptions in our operations, managing manufacturing realignments (including related restructuring charges), managing customer credit risk and successful integration of acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's exit from the European Union; fluctuating exchange and interest rates; our ability to innovate and keep pace with technological developments; product liability claims and product recalls; retention of key management personnel; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility; and environmental and other government regulations, including the FCPA, and any changes in such regulations.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment;

loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2026 and 2028 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below set forth reconciliations of Adjusted EBITDA to net income attributable to Masonite and Adjusted EPS to diluted earnings per common share for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA or Adjusted EPS outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential Segment	Europe Segment	Architectural Segment	Corporate & Other	Consolidated	% Change
Fourth quarter 2018 net sales	$349.0	$89.9	$83.0	$6.5	$528.4
Acquisitions	3.7	(7.7)	—	—	(4.0)	(0.8)%
Base volume	(7.6)	(7.3)	(1.8)	0.7	(16.0)	(3.0)%
Average unit price	14.0	5.1	6.4	—	25.5	4.8%
Other	(0.6)	0.9	(1.6)	(1.0)	(2.3)	(0.4)%
Foreign exchange	0.1	(0.5)	—	—	(0.4)	(0.1)%
Fourth quarter 2019 net sales	$358.6	$80.4	$86.0	$6.2	$531.2	0.5%
Year over year growth, net sales	2.8%	(10.6)%	3.6%	(4.6)%

Fourth quarter 2018 Adjusted EBITDA	$39.7	$10.7	$6.9	$0.2	$57.5
Fourth quarter 2019 Adjusted EBITDA	$53.9	$12.2	$6.2	$(9.9)	$62.3
Year over year growth, Adjusted EBITDA	35.8%	14.0%	(10.1)%	nm	8.3%

	North American Residential Segment	Europe Segment	Architectural Segment	Corporate & Other	Consolidated	% Change
Year to date 2018 net sales	$1,454.8	$369.0	$323.5	$22.9	$2,170.1
Acquisitions	38.9	(30.3)	24.2	—	32.8	1.5%
Base volume	(93.2)	(13.6)	0.4	0.6	(105.8)	(4.9)%
Average unit price	78.5	13.2	19.7	—	111.5	5.1%
Other	(6.6)	(1.5)	(1.6)	0.5	(9.1)	(0.4)%
Foreign exchange	(6.6)	(15.2)	(0.9)	(0.1)	(22.8)	(1.1)%
Year to date 2019 net sales	$1,465.8	$321.6	$365.3	$23.9	$2,176.7	0.3%
Year over year growth, net sales	0.8%	(12.8)%	12.9%	4.4%

Year to date 2018 Adjusted EBITDA	$202.5	$45.0	$37.7	$(17.3)	$267.9
Year to date 2019 Adjusted EBITDA	$232.5	$46.2	$40.5	$(35.8)	$283.4
Year over year growth, Adjusted EBITDA	14.8%	2.7%	7.4%	nm	5.8%

Note: Amounts may not foot due to rounding.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net sales	$531,237	$528,350	$2,176,683	$2,170,103
Cost of goods sold	420,192	432,989	1,699,000	1,734,797
Gross profit	111,045	95,361	477,683	435,306
Gross profit as a % of net sales	20.9%	18.0%	21.9%	20.1%

Selling, general and administration expenses	76,752	61,601	310,567	266,193
Selling, general and administration expenses as a % of net sales	14.4%	11.7%	14.3%	12.3%

Restructuring costs	2,681	1,624	9,776	1,624
Asset impairment	—	5,243	13,767	5,243
Loss on disposal of subsidiaries	9,655	—	14,260	—
Operating income	21,957	26,893	129,313	162,246
Interest expense, net	12,096	11,027	46,489	39,008
Loss on extinguishment of debt	—	—	14,523	5,414
Other expense (income), net	4,363	(724)	1,953	(2,533)
Income before income tax expense (benefit)	5,498	16,590	66,348	120,357
Income tax expense (benefit)	2,624	3,067	17,309	23,813
Net income	2,874	13,523	49,039	96,544
Less: net income attributable to non-controlling interests	1,272	1,176	4,437	3,834
Net income attributable to Masonite	$1,602	$12,347	$44,602	$92,710

Basic earnings per common share attributable to Masonite	$0.06	$0.47	$1.77	$3.38
Diluted earnings per common share attributable to Masonite	$0.06	$0.46	$1.75	$3.33

Shares used in computing basic earnings per share	24,875,007	26,372,719	25,130,027	27,412,268
Shares used in computing diluted earnings per share	25,255,545	26,731,917	25,452,722	27,865,228

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	December 29, 2019	December 30, 2018
Current assets:
Cash and cash equivalents	$166,964	$115,656
Restricted cash	10,644	10,485
Accounts receivable, net	276,208	283,580
Inventories, net	242,230	250,407
Prepaid expenses	33,190	32,970
Income taxes receivable	4,819	3,495
Total current assets	734,055	696,593
Property, plant and equipment, net	625,585	609,753
Operating lease right-of-use assets	121,367	—
Investment in equity investees	16,100	13,474
Goodwill	184,192	180,297
Intangible assets, net	184,532	212,045
Deferred income taxes	25,945	28,509
Other assets	44,808	37,794
Total assets	$1,936,584	$1,778,465

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$84,912	$96,362
Accrued expenses	180,405	147,345
Income taxes payable	2,350	1,599
Total current liabilities	267,667	245,306
Long-term debt	790,984	796,398
Long-term operating lease liabilities	110,497	—
Deferred income taxes	83,465	82,122
Other liabilities	47,109	32,334
Total liabilities	1,299,722	1,156,160
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 24,869,921 and 25,835,664 shares issued and outstanding as of December 29, 2019, and December 30, 2018, respectively	558,514	575,207
Additional paid-in capital	216,584	218,988
Accumulated deficit	(20,047)	(30,836)
Accumulated other comprehensive loss	(130,169)	(152,919)
Total equity attributable to Masonite	624,882	610,440
Equity attributable to non-controlling interests	11,980	11,865
Total equity	636,862	622,305
Total liabilities and equity	$1,936,584	$1,778,465

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
(In thousands)	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net income attributable to Masonite	$1,602	$12,347	$44,602	$92,710

Add: Adjustments to net income attributable to Masonite:
Restructuring costs	2,681	1,624	9,776	1,624
Asset impairment	—	5,243	13,767	5,243
Loss on disposal of subsidiaries	9,655	—	14,260	—
Loss on disposal of property, plant and equipment related to divestitures	—	—	2,450	—
Loss on extinguishment of debt	—	—	14,523	5,414
Pension settlement charges	5,651	—	5,651	—
Income tax impact of adjustments	(2,153)	(1,071)	(11,772)	(2,506)
Adjusted net income attributable to Masonite	$17,436	$18,143	$93,257	$102,485

Diluted earnings per common share attributable to Masonite ("EPS")	$0.06	$0.46	$1.75	$3.33
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$0.69	$0.68	$3.66	$3.68

Shares used in computing EPS and Adjusted EPS	25,255,545	26,731,917	25,452,722	27,865,228
The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended December 29, 2019
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$40,482	$(4,167)	$1,400	$(36,113)	$1,602
Plus:
Depreciation	8,531	3,952	2,531	2,877	17,891
Amortization	434	3,538	2,056	1,105	7,133
Share based compensation expense	—	—	—	1,555	1,555
Loss (gain) on disposal of property, plant and equipment	1,837	(565)	185	(1)	1,456
Restructuring costs	1,975	102	(12)	616	2,681
Loss on disposal of subsidiaries	—	9,655	—	—	9,655
Interest expense, net	—	—	—	12,096	12,096
Other expense (income), net	—	(346)	(2)	4,711	4,363
Income tax expense	—	—	—	2,624	2,624
Net income attributable to non-controlling interest	682	—	—	590	1,272
Adjusted EBITDA	$53,941	$12,169	$6,158	$(9,940)	$62,328

	Three Months Ended December 30, 2018
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$29,809	$(1,922)	$1,243	$(16,783)	$12,347
Plus:
Depreciation	7,954	2,432	3,149	2,214	15,749
Amortization	421	3,816	2,382	1,013	7,632
Share based compensation expense	—	—	—	(562)	(562)
Loss on disposal of property, plant and equipment	751	62	82	1	896
Restructuring costs	275	1,349	—	—	1,624
Asset impairment	—	5,243	—	—	5,243
Interest expense, net	—	—	—	11,027	11,027
Other expense (income), net	(57)	(245)	—	(422)	(724)
Income tax expense	—	—	—	3,067	3,067
Net income attributable to non-controlling interest	537	—	—	639	1,176
Adjusted EBITDA	$39,690	$10,735	$6,856	$194	$57,475

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Year Ended December 29, 2019
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$167,097	$2,664	$19,928	$(145,087)	$44,602
Plus:
Depreciation	35,992	11,604	11,343	11,797	70,736
Amortization	1,697	14,653	8,362	4,401	29,113
Share based compensation expense	—	—	—	10,023	10,023
Loss on disposal of property, plant and equipment	3,934	2,109	331	22	6,396
Restructuring costs	6,929	1,322	506	1,019	9,776
Asset impairment	13,767	—	—	—	13,767
Loss on disposal of subsidiaries	—	14,260	—	—	14,260
Interest expense, net	—	—	—	46,489	46,489
Loss on extinguishment of debt	—	—	—	14,523	14,523
Other expense (income), net	—	(393)	—	2,346	1,953
Income tax expense	—	—	—	17,309	17,309
Net income attributable to non-controlling interest	3,096	—	—	1,341	4,437
Adjusted EBITDA	$232,512	$46,219	$40,470	$(35,817)	$283,384

	Year Ended December 30, 2018
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$165,981	$13,602	$17,895	$(104,768)	$92,710
Plus:
Depreciation	29,959	9,922	10,431	8,777	59,089
Amortization	1,466	14,716	9,236	3,165	28,583
Share based compensation expense	—	—	—	7,681	7,681
Loss on disposal of property, plant and equipment	1,799	92	180	1,399	3,470
Restructuring costs	275	1,349	—	—	1,624
Asset impairment	—	5,243	—	—	5,243
Interest expense, net	—	—	—	39,008	39,008
Loss on extinguishment of debt	—	—	—	5,414	5,414
Other expense (income), net	(57)	61	—	(2,537)	(2,533)
Income tax expense	—	—	—	23,813	23,813
Net income attributable to non-controlling interest	3,042	—	—	792	3,834
Adjusted EBITDA	$202,465	$44,985	$37,742	$(17,256)	$267,936